[MORRISON & FOERSTER LLP LETTERHEAD]

August 30, 2004

Barclays Global Investors Funds

111 Center Street

Little Rock, AR 72201

Re: Shares of Common Stock of Barclays Global Investors Funds

Ladies/Gentlemen:

We refer to Post-Effective Amendment No. 54 and Amendment No. 58 to the Registration Statement on Form N-1A (SEC File Nos. 33-54126 and 811-7332) (the “Registration Statement”) of Barclays Global Investors Funds (the “Trust”) relating to the registration of the Institutional Share Class, Premium Share Class, Select Share Class, and Trust Share Class (collectively, the “Shares”) for each of the Government Money Market and Treasury Money Market Funds (the “Funds”).

We have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement.

We have examined documents relating to the organization of the Trust and its series and the authorization and issuance of shares of its series. Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the Shares by the Trust has been duly and validly authorized by all appropriate corporate action, and assuming delivery by sale or in accord with the Trust’s dividend reinvestment plan in accordance with the description set forth in the Portfolios’ current prospectuses, the Shares will be validly issued, fully paid and nonassessable by the Trust.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

In addition, we hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statements of Additional Information, which are included as part of this Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

MORRISON & FOERSTER LLP